N-SAR EXHIBIT: Sub-item 77M.
AXA PREMIER VIP TRUST
Item 77M: Mergers

1.)  In response to Sub-Items 77M(a) and (b), the CharterSM International Moderate Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities of CharterSM International Conservative Portfolio and CharterSM International Growth Portfolio, effective at the close of business on September 25, 2015.  The merger was approved by the AXA Premier VIP Trust’s Board of Trustees at a meeting held on June 9, 2015.  The shareholders of CharterSM International Conservative Portfolio and CharterSM International Growth Portfolio approved the merger at a special meeting held on September 17, 2015.

2.)  In response to Sub-Items 77M(a) and (b), the CharterSM Alternative 100 Moderate Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities of CharterSM Alternative 100 Conservative Plus Portfolio and CharterSM Alternative 100 Growth Portfolio, effective at the close of business on September 25, 2015.  The merger was approved by the AXA Premier VIP Trust’s Board of Trustees at a meeting held on June 9, 2015.  The shareholders of CharterSM Alternative 100 Conservative Plus Portfolio and CharterSM Alternative 100 Growth Portfolio approved the merger at a special meeting held on September 17, 2015.